UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 11, 2010
TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33402 (Commission File Number)	72-1252405 (I.R.S. Employer Identification No.)
10001 Woodloch Forest Drive, Suite 610
The Woodlands, Texas 77380
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (713) 780-9926
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     (a) On June 16, 2010, in connection with the proposed Consent Solicitation (defined below), Trico Marine Services, Inc. (the “Company”), Trico Shipping AS (“Trico Shipping”), subsidiaries of Trico Shipping that guarantee its 11.875% senior secured notes due 2014 (the “Shipping Notes”) and certain holders of, or legal or beneficial owners of, or the investment manager with discretionary authority with respect to (the “Consenting Holders”), a majority of the outstanding principal amount of the Shipping Notes, entered into a Support Agreement (the “Support Agreement”). Until the Support Agreement has been terminated, each Consenting Holder agrees (i) to use commercially reasonable efforts to cause its consent to be tendered to the trustee (“Trustee”) under the Shipping Indenture (as defined below) promptly upon its receipt of the statement (the “Consent Solicitation Statement”) relating to the Consent Solicitation and related material in accordance with the Consent Solicitation Statement, and (ii) to not revoke such consent. Each Consenting Holder also agreed not to pursue any right or remedy against the Company under applicable law, the Shipping Notes or the Shipping Indenture or to initiate, or have initiated on its behalf, any litigation or proceedings of any kind with respect to the Shipping Notes, other than to enforce the Support Agreement. If the Consenting Holders have not breached the Support Agreement and the Proposed Amendments (as defined below) fail to become operative on or prior to July 1, 2010 (as may be adjusted in accordance with the Support Agreement), then the Company, Trico Shipping and the Guarantors (as defined in the Shipping Indenture), jointly and severally, agreed to pay a forbearance fee of $5.00 per $1,000 principal amount of Shipping Notes held or beneficially owned by the Consenting Holders, on or before July 31, 2010. Notwithstanding the foregoing, if the supplemental indenture containing the Proposed Amendments becomes operative and the Consenting Holders receive the consent payment or become entitled to receive the consent payment, such Consenting Holders will not be entitled to receive the forbearance fee provided for in the Support Agreement.
     (b) On June 16, 2010 Trico Shipping entered into a commitment letter (the “Commitment Letter”) dated as of June 16, 2010 with certain holders of the Shipping Notes (the “Financing Parties”). Pursuant to the Commitment Letter, the Financing Parties committed, subject to various conditions, including the negotiation of acceptable documentation, to purchase additional Shipping Notes (the “Additional Notes”) under the Shipping Indenture up to an aggregate principal amount of $50 million. The Commitment Letter obligates the Company to pay (i) a commitment fee in an amount equal to 2.0% of the aggregate commitment, and (ii) a closing fee in an amount equal to 2.0% of the aggregate commitment, as well as certain expenses. The commitment expires if the Additional Notes are not issued on or before 5:00 PM EST on July 7, 2010 (as may be adjusted pursuant to the Commitment Letter), subject to the satisfaction of all closing conditions thereto. The Additional Notes, if issued, would accrue interest at a rate of 15% per annum. Interest on such Additional Notes would be payable semi-annually in cash in arrears on each May 1 and November 1, commencing on November 1, 2010. The Additional Notes would mature on November 1, 2014.
 Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement.
     As previously reported, the Company failed to make the approximately $8.0 million interest payment due on May 15, 2010 on $202.8 million in aggregate principle amount of its 8.125% secured convertible debentures due 2013 (the “8.125% Notes”) issued by the Company under that certain Indenture, dated as of May 14, 2009, between the Company and U.S. Bank National Association (as successor trustee to Wells Fargo Bank, National Association), as Trustee (the “8.125% Indenture”). On June 17, 2010 the 30-day grace period permitted under the 8.125% Indenture expired. The expiration of the 30-day grace period following the Company’s failure to make the interest payment due May 15, 2010 with respect to the 8.125% Notes triggered an Event of Default (as defined in the 8.125% Indenture). As a result of such Event of Default, the Trustee for the 8.125% Notes or 25% of the Holders (as defined in the 8.125% Indenture) thereof, may elect to accelerate the 8.125% Notes, making them immediately due and payable. Pursuant to the 8.125% Indenture, the Trustee may also exercise certain rights and remedies with respect to the collateral securing the 8.125% Notes. However, pursuant to the Intercreditor Agreement dated May 14, 2009, the Trustee is prevented from exercising such rights until the repayment in full of the obligations under that certain Second Amended and Restated Credit Agreement dated June 11, 2010 among the Company, certain guarantors and lenders party thereto, Nordea Bank Finland plc, New York Branch as Collateral Agent and Obsidian Agency Services, Inc., as Administrative Agent.
     Additionally, the failure to make the aforementioned interest payment under the 8.125% Notes will also trigger an event of default under that certain Trico Shipping Working Capital Facility, dated October 30, 2009 (the

“Trico Shipping Working Capital Facility”). Trico Shipping has entered into a Forbearance Agreement with the lenders under the Trico Shipping Working Capital Facility, pursuant to which the lenders have agreed not to accelerate the outstanding indebtedness thereunder or exercise any rights and remedies with regard to the guaranties or the collateral relating thereto so long as, and subject to certain other conditions, the 8.125% Notes have not been accelerated. Such Forbearance Agreement shall remain in effect until June 21, 2010 or, if the Company receives a satisfactory forbearance agreement from the holders of the 8.125% Notes, until July 14, 2010. The Company is also currently negotiating with the lenders under the Trico Shipping Working Capital Facility to obtain another forbearance and amendment to such facility (the “Working Capital Forbearance”) on substantially the same terms as the Support Agreement and amendments described above with regard to the Shipping Notes and the Shipping Indenture. Under this additional forbearance, the lenders under the Trico Shipping Working Capital Facility would not have the ability during the applicable forbearance period to accelerate the outstanding indebtedness under the Trico Shipping Working Capital Facility even if the 8.125% Notes were accelerated. However, unless and until the Working Capital Forbearance is executed, if the 8.125% Notes are accelerated, then the lenders under the Trico Shipping Working Capital Facility have the ability to accelerate the outstanding indebtedness under the Trico Shipping Working Capital Facility.
     If the Trico Shipping Working Capital Facility is accelerated, it would result in an Event of Default (as defined in the Shipping Notes and the Shipping Indenture), notwithstanding the Support Agreement and amendments described above. An Event of Default under the Shipping Notes and the Shipping Indenture would allow the Trustee for the Shipping Notes or 25.0% of the holders of the Shipping Notes to (i) accelerate the Shipping Notes, making them immediately due and payable, and (ii) pursuant to that certain Collateral agency and Intercreditor Agreement dated October 30, 2009, direct the collateral agent to exercise remedies with regard to the collateral securing the Shipping Notes.
Item 6.02 Change of Servicer or Trustee.
     On June 11, 2010, at the request of Wells Fargo Bank, N.A. (“Wells Fargo”), the Company, Wells Fargo and Deutsche Bank National Trust Company executed an Instrument of Resignation, Appointment and Acceptance pursuant to which Wells Fargo resigned as trustee, paying agent and registrar under the indenture governing the Shipping Notes and Deutsche Bank was appointed by the Company, as successor trustee, paying agent and registrar. The appointment as successor trustee was effective June 11, 2010. The appointments as successor paying agent and registrar are effective ten business days after June 11, 2010.
     On June 11, 2010, at the request of Wells Fargo, the Company, Wells Fargo and U.S. Bank National Association (“U.S. Bank”) executed an Instrument of Resignation, Appointment and Acceptance pursuant to which Wells Fargo resigned as trustee, paying agent and registrar under the indenture governing the 8.125% Notes and U.S. Bank was appointed by the Company, as successor trustee, paying agent and registrar. The appointment as successor trustee was effective June 11, 2010. The appointments as successor paying agent and registrar are effective ten business days after June 11, 2010.
Item 8.01 Other Information
     Trico Shipping is preparing to solicit consents (the “Consent Solicitation”) from holders of the Shipping Notes to (i) modify certain covenants, defaults, remedies, definitions and related provisions contained in the indenture, dated as of October 30, 2009, among Trico Shipping, as issuer, the guarantors identified therein and Deutsche Bank National Trust Company (as successor trustee to Wells Fargo Bank, N.A.), as trustee thereunder (the “Shipping Indenture”), pursuant to which the Shipping Notes were issued and (ii) waive certain defaults and events of default and rescind any acceleration of principal or interest under the Shipping Indenture related thereto in the event that certain defaults of the notes have occurred prior to the Proposed Amendments (as defined below) becoming operative.
     Tendering a consent in the Consent Solicitation process to consent to the Proposed Amendments authorizes (i) the execution of a supplemental indenture (the “Supplemental Indenture”) to implement the Proposed Amendments, (ii) the execution of any amendments to (A) the Collateral Agency and Intercreditor Agreement, dated October 30, 2009, among Trico Shipping, the guarantors identified therein, Wilmington Trust FSB, Deutsche Bank National Trust Company (as successor trustee to Wells Fargo Bank, N.A.) and Nordea Bank Finland, plc, New York Branch (the “Intercreditor Agreement”), and

(B) the security and collateral documents securing payment of the Shipping Notes (such amendments, the “other transaction documents”), in each case as may be needed to reflect the issuance of any additional notes (as described below), and (iii) if the Proposed Amendments do not become operative prior to the occurrence of a default under the Shipping Indenture, the waiver and rescission described below. The Supplemental Indenture will, among other things, amend the Shipping Indenture as follows (the amendments described below, including the Waiver and Rescission, are the “Proposed Amendments”; capitalized terms used, but not defined in the following descriptions, have the meanings assigned to them in the Shipping Indenture or the Supplemental Indenture):
•	The events of default will generally be amended to exclude a bankruptcy (the “Parent Bankruptcy”) by the Company, Trico Holdco, LLC and/or Trico Marine Cayman, L.P. (together, the “Parent Entities” and each a “Parent Entity”), from constituting a default during the Forbearance Period. The “Forbearance Period” is the period beginning at 12:01 AM EST on June 17, 2010 and ending on the earlier to occur of (i) one year following such date and (ii) the effective date of a plan of reorganization for a Parent Entity in a Parent Bankruptcy.

•	Various provisions of the Shipping Indenture will be amended to permit the issuance of up to $65 million principal amount of additional notes, which notes shall be identical to the originally issued Shipping Notes except, notwithstanding anything in the Shipping Indenture to the contrary, that the interest rate and the amount payable on such additional notes on the first interest payment date may differ, and if there are such differences, such additional notes shall be treated as a separate series of notes for purposes of registration or ownership and transfer upon exchange or otherwise. In addition, any amendments to the security and collateral documents securing payment of the Shipping Notes or the intercreditor agreement as may be needed to reflect the issuance of any such additional notes will be authorized.

•	The current $50 million secured credit facility basket will be increased to $65 million reduced by the principal amount of notes repurchased by Trico Shipping; provided, however, that such note repurchases will not reduce the indebtedness that may be incurred pursuant to this basket below $50 million. The $65 million in aggregate principal amount of additional notes that may be issued from time to time in addition to the notes issued on October 30, 2009 (or in exchange therefore) will be reduced by the aggregate principal amount of additional indebtedness and letters of credit incurred and outstanding under the secured credit facility basket discussed above.

•	Flexibility will be added to permit the issuance of up to $15 million of cash collateralized letters of credit.

•	During the Forbearance Period, the stated interest rate on the notes will be increased by 2.0% per annum; provided, however, that no additional notes will be paid additional interest unless expressly provided in the terms thereof.

•	During the Forbearance Period, Trico Shipping, the Subsidiary Guarantors and Trico Supply AS will be subject to a monthly minimum liquidity covenant and Trico Supply AS will be subject to an EBITDA (preceding twelve-months) covenant.

•	During the Forbearance Period, the existing grace period for late interest payments on the notes will be reduced from 30 days to 5 days.

•	The existing grace period for general covenant defaults will be reduced from 60 days to 30 days.

•	During the Forbearance Period, the event of default relating to cross acceleration of other indebtedness will be modified to reduce the threshold from $20 million to $5 million, and to modify it to be triggered upon a payment default or any other default that entitles the holders of other indebtedness (over the threshold amount) to accelerate such indebtedness.

•	The carve-out to the restricted payment basket allowing for the payment to the Company (through the Intermediate Obligors), as a dividend or distribution, of certain receivables from Tebma Shipyard Limited will be removed.

•	During the Forbearance Period, Trico Shipping, Trico Supply AS and the Restricted Subsidiaries will not be permitted to make more than $5 million, in the aggregate, in restricted payments to the Parent Entities and will not be permitted to make any such payments if there is an event of default.
     If, prior to the time the Proposed Amendments become operative, certain defaults have occurred under the Shipping Indenture, including because of an acceleration of any indebtedness of a Parent Entity or commencement and continuation by any or all of the Parent Entities of the Parent Bankruptcy Case, then the Proposed Amendments will be deemed to constitute the following waivers and rescissions: (i) waiver of any such defaults and events of default under the indenture and (ii) rescission of any acceleration of the notes caused by such defaults and events of default (together, the “Waiver and Rescission”). Any right to accelerate the notes based on such defaults and events of default shall be revoked and any such acceleration of the notes shall be deemed rescinded.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 17, 2010

TRICO MARINE SERVICES, INC.
By:	/s/ Suzanne B. Kean
	Name:	Suzanne B. Kean
	Title:	Vice President and General Counsel